Remark Holdings Announces Agreement to Divest Vegas.com

Remark to Substantially Reduce its Debt

Will Transform into Pure-Play Artificial Intelligence (AI) Enterprise Centered on Deployment of KanKan AI Technology Across Multiple Sectors Worldwide

LAS VEGAS, NV – March 19, 2019 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading Artificial Intelligence (AI) solutions and digital media properties, today announced that it has entered into an agreement to sell Vegas.com, LLC to VDC-MGG Holdings LLC, an affiliate of Remark’s senior lenders, for an anticipated enterprise value of approximately $45 million. The cash proceeds of the transaction will be used to pay amounts due to Remark’s senior lenders, leaving only approximately $10 million of remaining debt owed to the senior lenders. The sale of Vegas.com will transform Remark into a pure play AI company.

“We purchased Vegas.com three years ago as a turn-around opportunity. We have increased both revenue and profitability and successfully achieved our monetization goals.  It’s time to transition the business to new ownership and focus on the future of our high growth AI business,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark.

“The VDC-MGG Holdings LLC transaction favorably positions us to significantly reduce debt, restructure the balance sheet and streamline cost structures.  It will enable us to strategically expand KanKan and further develop our proprietary technologies.  We are now centered on building KanKan and taking advantage of our cumulative investment in excess of $15 million in proprietary technologies to pursue the tremendous opportunities in the worldwide AI space in retail, advertising, entertainment, finance, safety, and security.  With this divestment, our ability to secure strategic and financial partnerships with key players across multiple sectors will greatly increase.

“Our KanKan AI retail solution is already off to a strong start in 2019.  We continue to demonstrate its effectiveness in elevating engagement, driving transactions and fostering deeper connections with shoppers while lowering consumer costs.  We are also progressing in the roll out of our KanKan safety/security initiatives by developing client solutions aimed at construction sites, campuses, restaurants, and traffic monitoring and enforcement.

“The KanKan platform supports highly tailored, yet easy-to-install AI solutions aimed at solving specific problems, reducing risk and delivering positive outcomes across multiple industries. As we make ongoing progress in deploying our products and scaling our business, we expect to build a stream of recurring revenues, supported by modest recurring capital costs, and operating leverage.

“We also continue to believe there is significant untapped value in our digital media assets, principally our minority ownership stake in Sharecare.com.”

The sale of Vegas.com remains subject to certain closing conditions, including approval of the transaction by Remark’s stockholders. Remark will hold a special meeting of stockholders to obtain stockholder approval for the transaction. The closing of the transaction is expected to take place during the second quarter of 2019.

About Remark Holdings, Inc.

Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company’s website at www.remarkholdings.com.

Important Information for Investors and Stockholders

This press release may be deemed solicitation material in respect of the proposed sale by Remark Holdings, Inc. (the “Company”) of Vegas.com, LLC. In connection with the proposed transaction, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement that will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.remarkholdings.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants

The Company and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on April 2, 2018 and its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 18, 2018. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The Company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to their beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions and future performance, as well as anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction. Forward-looking statements involve significant known and unknown risks, uncertainties and other factors, which may cause their actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Most of these factors are outside the parties’ control and are difficult to predict. The risks and uncertainties referred to above include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements for the proposed transactions or could otherwise cause the proposed transactions to fail to close; (2) the outcome of any legal proceedings that may be instituted against the Company following the announcement of the transaction agreements and the proposed transactions; (3) the inability to complete the proposed transactions, including due to failure to obtain approval of the stockholders of the Company or other conditions to closing in transaction agreements; (4) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transactions; (5) the risk that the proposed transactions disrupt current plans and operations as a result of the announcement and consummation of the proposed transactions; (6) the ability to recognize the anticipated benefits of the proposed transactions; (7) costs related to the proposed transactions; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic or business conditions, and/or competitive factors; and (10) other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2017. These risks could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Unless otherwise required by applicable law, the Company assumes no obligation to update the information contained in this press release, and expressly disclaim any obligation to do so, whether as a result of new information, future events or otherwise.

Company Contact:

Alison Davidson

Remark Holdings, Inc.

adavidson@remarkholdings.com

702-701-9514

Investor Relations Contact:

Brad Edwards

The Plunkett Group, Inc.

Brad@ThePlunkettGroup.com

914-582-4187